Exhibit 99.3

NEWS RELEASE

Contact:	Christopher L. Hughes
Vice President and Chief Financial Officer
Cabot Industrial Trust
(312) 266-9300

FOR IMMEDIATE RELEASE

CABOT INDUSTRIAL PROPERTIES, L.P. COMPLETES TENDER OFFERS AND CONSENT SOLICITATIONS FOR OUTSTANDING DEBT SECURITIES

Chicago, Illinois, February 14, 2003 – Cabot Industrial Properties, L.P. and its sole General Partner, Cabot Industrial Trust, today announced that Cabot L.P. has successfully completed its tender offers for all of its 7.125% Redeemable Notes Due 2004 (NYSE: CTRP 04), 8.200% Series A Medium Term Notes Due 2005 and 8.500% Series A Medium Term Notes Due 2010.

As of 5:00 p.m., New York City time, on February 13, 2003, the “expiration date,” Cabot L.P. had received tenders for 98.13% of the 7.125% Notes, 100% of the 8.200% Notes and 86.95% of the 8.500% Notes. Cabot L.P. has accepted for payment all of those notes tendered as of the Expiration Date.

Goldman, Sachs & Co. acted as Dealer Manager for the offers. The Information Agent was Georgeson Shareholder Communications, Inc. and the Depositary was Alpine Fiduciary Services, Inc.